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                                                                    EXHIBIT 21.1

The active subsidiaries of Day International Group, Inc. as listed below, do business under the name under which they are organized, and are included in the consolidated financial statements of the Company. The names, jurisdiction of incorporation of such subsidiaries, and percentage of voting securities owned by the Company are set forth below.
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                                              Jurisdiction of              Percentage of Voting
        Name of Subsidiary                     Incorporation                Securities Owned
        ------------------                  ------------------               ----------------
     Day International, Inc.                        Delaware                        100%
     Day Holdings I, Inc.                           Delaware                        100% (1)
     Day Holdings II, Inc.                          Delaware                        100% (1)
     Day International (U.K.)
         Holdings Limited                        United Kingdom                     100% (3)
     Day International (U.K.),
         Ltd.                                    United Kingdom                     100% (2)
     Day International (Canada)
         Holdings Limited                        Ontario, Canada                    100% (1)
     Day International
         France S.A.R.L                              France                         100% (1)
     Day International
        (BRD) Gmbh                                   Germany                        100% (1)
     Day International de Mexico
         S.A. de C.V.                                Mexico                         100% (1)


             (1)  Subsidiaries of Day International, Inc.
             (2)  Subsidiary of Day International (U.K.) Holdings Limited
             (3)  Subsidiary of Day Holdings I, Inc. and Day Holdings II, Inc.
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